Exhibit 99.1

Digerati Technologies Acquires T3 Communications, Inc.

- Second Acquisition Completed by DTGI in FY2018 -

- Enhances Foundation for Roll-Up Strategy -

San Antonio, TX – May 2, 2018 - Digerati Technologies, Inc. (OTCQB: DTGI) (“Digerati” or the “Company”) announced today that it has completed the acquisition of T3 Communications, Inc. (“T3”), a leading provider of cloud communications and broadband solutions in Southwest Florida. The acquisition positions Digerati for hyper-growth in two of the fastest growing sectors of the telecommunications industry, UCaaS (Unified Communications as a Service) and SD-WAN (Software-Defined Wide-Area Network).

Based in Fort Myers, T3 is Southwest Florida’s local provider of quality communication services and solutions that maintains a 99% customer satisfaction rating. As an established provider, T3 has been exceeding the needs of a growing business community, enabling its customers to communicate and compete in the global market. T3’s robust offering of communication solutions is backed by cutting-edge technology, superior reliability and unrivaled support. For more information about T3 Communications, please visit www.t3com.com.

The addition of T3 to Digerati’s Texas-based operation through its wholly-owned subsidiary, Synergy Telecom (“Synergy”), brings together two emerging cloud communication providers serving a broad range of customers in various industries including banking, healthcare, financial services, automotive, legal, real estate, staffing, government and more. The transaction results in a profitable cloud telephony operator serving nearly 10,000 business users in Texas and Florida and generating over $6 million in annual revenue. Digerati will consolidate the revenues and profits derived from this transaction due to its ownership structure of the combined entities. Anticipated cost synergies include consolidation of telecommunications infrastructure and integration of cloud PBX platforms and back-office systems.

As an established provider of UCaaS solutions in Southwest Florida, the acquisition of T3 accelerates Digerati’s growth plan for this key product line that is in high demand as businesses migrate from traditional phone systems to cloud-based telephony systems. An astounding 75% of small-to-medium-sized-businesses (“SMBs”) or approximately twenty (20) million SMBs in the U.S. have not yet migrated to a voice over Internet or VoIP solution. In the coming years, SMBs will need to migrate to a UCaaS or enterprise VoIP solution due to its convenience and a mandate from the FCC to migrate away from outdated copper wire systems. UCaaS allows organizations to eliminate capital spending and adopt an operational cost model for which they pay for only their required capacity needs. Although its initial market is in the U.S., the Company is ideally positioned to deliver UCaaS solutions to a global market forecasted to reach $96 billion in value by 2023.

The acquisition of T3 enhances the current product portfolio for the Company by introducing leading-edge network solutions like SD-WAN. SD-WAN, a software approach to managing wide-area networks for businesses, offers ease of deployment, central manageability and reduced costs, and can improve connectivity to remote or branch locations. SD-WAN solutions are also highly appealing for their flexibility and security benefits. Market estimates indicate that SD-WAN has less than 5% market share today, but within two years is predicted to climb to 25% of enterprise users who will manage their WAN through software. Revenue from SD-WAN service providers is growing at 69.6% annually and it is estimated to reach $8.05 billion worldwide by 2021.

Arthur L. Smith, CEO of Digerati, commented, “The acquisition of T3 Communications has created a solid foundation for our continued roll-up of other profitable cloud communication providers that have excelled at that ‘local touch’ and displaced the national and incumbent providers who are not adequately serving the small-to-medium-sized-business. T3 aligned perfectly with our strategic plan, our technology, and our acquisition criteria. We look forward to expanding in the Florida market with a respected brand and quality team of committed employees who make customer support a priority.”

Josh Reel, CEO of T3, stated, “It is exciting to be a part of a plan that places high value on customer service and retention. Although we are eager to meet some lofty expectations for driving shareholder value on Wall Street, fundamentally, it comes down to a very basic value proposition on main street, serving our customers better than our larger competitors. We believe that executing on this basic principle and acquiring other profitable operators, who are also delivering on this same principle, will generate a great deal of value for all stakeholders.”

Digerati is a publicly-traded holding company, with a track record of launching and managing successful subsidiary operations and is a multi-year recipient of Deloitte’s Fast500 and Fast50 Awards, for recognition as one of the fastest growing technology companies in North America. Through its subsidiaries, Synergy Telecom and T3 Communications, the Company is meeting the global needs of businesses seeking simple, flexible, efficient, and cost-effective communication and network solutions, including cloud PBX, Internet broadband, SD-WAN, SIP trunking, and customized VoIP services, all delivered on its carrier-grade network. Former subsidiaries have included ATSI Communications, Inc., an international telecommunications operator serving emerging markets throughout Mexico and Latin America, as well as GlobalSCAPE, Inc., an Internet software company trading on the NYSE that specializes in secure file transfer through its popular utility, CuteFTP. For more information about Digerati Technologies, please visit www.digerati-inc.com.

FORWARD-LOOKING STATEMENTS

The information in this news release includes certain forward-looking statements that are based upon assumptions that in the future may prove not to have been accurate and are subject to significant risks and uncertainties, including statements related to the future financial performance of the Company. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, it can give no assurance that such expectations or any of its forward-looking statements will prove to be correct. Factors that could cause results to differ include, but are not limited to, successful execution of growth strategies, product development and acceptance, the impact of competitive services and pricing, general economic conditions, and other risks and uncertainties described in the Company’s periodic filings with the Securities and Exchange Commission.

Contact:

Jack Eversull

The Eversull Group

(972) 571-1624

(214) 469-2361 fax

jack@eversullgroup.com